Exhibit (a)(1)(R)

Echo Pharma Acquisition Ltd

May 23, 2013

Dear Elan Stockholders,

Enclosed please find the Revised Offer Document relating to Royalty Pharma's increased all-cash offer of $12.50 per Elan Share. The Increased Offer is fully financed, cash confirmed and not conditional on due diligence. Royalty Pharma has committed to waive down the Acceptance Threshold from 90 percent to 50 percent of the Maximum Shares Affected plus one Elan Share in accordance with the Increased Offer Document.

Royalty Pharma is offering a compelling value of $4.6 billion for Elan’s Tysabri Royalty, a 42 percent premium to the $3.25 billion at which Elan sold approximately half of its interest in Tysabri to Biogen. The Increased Offer also represents a premium of 45 percent to the Undisturbed Elan Enterprise Value.

The Increased Offer is conditional on Elan Stockholders voting against the Theravance Transaction and all transactions announced on May 20, 2013 that are put to a shareholder vote.

Royalty Pharma believes that Elan dramatically overpaid in the Theravance Transaction by agreeing to pay $1 billion for 21 percent of selected royalties owned by Theravance when all of Theravance was trading at $3.5 billion and respectfully submits the following important observations regarding the Elan / Theravance Transaction for consideration:

•	The Theravance Transaction public disclosure suggests that the transaction was pursued in haste and without critical confidential information which could significantly impair the value of the asset

•	Royalty Pharma expects that the same may be true of the transactions announced on Monday, May 20, 2013

•	Despite this apparent lack of information, the Elan Board has agreed to recommend the Theravance Transaction to Elan Stockholders with no “fiduciary out” to change its recommendation

•
The Elan Board has compromised its ability to freely advise Elan Stockholders regarding Royalty Pharma’s Increased Offer and the Theravance Transaction, thereby making itself irrelevant to stockholders’ decisions on these matters

•	The Elan Board must recommend the Theravance Transaction even if the value of what it has agreed to buy is impacted by material adverse changes

Royalty Pharma believes it is highly irresponsible and “off-market” to agree to such provisions.

Echo Pharma Acquisition Ltd. c/p RP Management LLC
110 E 59 Street, 33rd floor
New York, NY 10022
T: 212-883-0200 – F: 212-883-2260 F
www.royaltypharma.com
Registered Office: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
Registered in Ireland No: 525315
Directors: P Legorreta, S Gray and G Lloyd

Echo Pharma Acquisition Ltd

If the Theravance Transaction and the transactions announced on May, 20, 2013 serve as examples, Royalty Pharma believes that Elan Stockholders should be very concerned about future value destruction and undue risk-taking by Elan.

At a time when Elan Stockholders are evaluating Royalty Pharma’s Increased Offer, the Elan directors have failed to maintain an appropriate balance between supporting management’s acquisition plan and their fiduciary responsibilities in respect of Royalty Pharma’s Increased Offer. The Elan Board should have retained all options to maximize shareholder value

Royalty Pharma believes that it is in the best interests of Elan Stockholders to vote against the Theravance Transaction and all transactions announced on Monday, May 20, 2013 that are put to a shareholder vote and to accept Royalty Pharma's Increased Offer.

Further information relating to the Increased Offer is available at www.royaltypharma.com.

If you have questions concerning the Increased Offer or the acceptance process, please contact:

(If you hold Elan Shares either in certificated
form or in CREST)

Capita Registrars (Ireland) Limited

Call on: +353 1 553 0090
(operates 9:00 a.m. to 5:00 p.m. (Irish time)
Mon-Fri (other than public holidays))

(If you hold Elan ADSs)

MacKenzie Partners, Inc.

If calling from within the US:
Call toll-free on: (800) 322-2885; or
Call collect on: (212) 929-5500
If calling from outside the US:
Call on: +1 212 929-5500
(operates 8:00 a.m. to 9:00 p.m. (New York
City time) Mon-Fri (other than public
holidays))

Yours sincerely,

Pablo Legorreta
Founder & Chief Executive Officer

Echo Pharma Acquisition Ltd. c/p RP Management LLC
110 E 59 Street, 33rd floor
New York, NY 10022
T: 212-883-0200 – F: 212-883-2260 F
www.royaltypharma.com
Registered Office: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
Registered in Ireland No: 525315
Directors: P Legorreta, S Gray and G Lloyd

Echo Pharma Acquisition Ltd

Definitions used in the Revised Offer Document have the same meaning when used in this letter, unless the context requires otherwise.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove, BofA Merrill Lynch, together with its affiliate Merrill Lynch International, and Groton Partners are acting as financial advisors to Royalty Pharma.

ENQUIRIES

Royalty Pharma
Pablo Legorreta
George Lloyd
Tel: +1 212 883 2275

J.P. Morgan (financial advisor)
Henry Gosebruch (New York, Tel: +1 212 270 6000)
Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20 7742 4000)

BofA Merrill Lynch (financial advisor)
Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Abernathy (PR advisor)
Tom Johnson / Chuck Burgess
Tel: +1 212 371 5999

Maitland (PR advisor)
Tom Buchanan
Tel: +44 (0) 20 7379 5151

Mackenzie Partners (Information Agent)
Daniel Burch ((cell) + 1 516 429 2722)
Charles A. Koons ((cell) + 1 917 545 4523)
Robert C. Marese ((cell) + 1 917 751 4085)
Tel: + 1 212 929 5500 (Collect) or +1 800 322 2885 (Toll Free)

FURTHER INFORMATION

This letter is not intended to, and does not, constitute or form part of (1) an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, (2) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities, or (3) the solicitation of any vote or approval in any jurisdiction, pursuant to this letter or otherwise.

The distribution of this letter in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions.  Accordingly, copies of this letter are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this letter (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This letter is for informational purposes only and is not intended to, and does not, constitute or form part of any offer (including the Increased Offer), invitation or the solicitation of an offer to purchase, otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of, any securities, or the solicitation of any vote or approval in any jurisdiction, nor will there be any acquisition or disposition of the securities referred to in this letter in any jurisdiction in contravention of applicable law or regulation.

Echo Pharma Acquisition Ltd. c/p RP Management LLC
110 E 59 Street, 33rd floor
New York, NY 10022
T: 212-883-0200 – F: 212-883-2260 F
www.royaltypharma.com
Registered Office: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
Registered in Ireland No: 525315
Directors: P Legorreta, S Gray and G Lloyd

Echo Pharma Acquisition Ltd

This letter is not a substitute for the Revised Offer Document and the Revised Acceptance Documents or any other document that Royalty Pharma has filed and may file with the Securities and Exchange Commission (“SEC”) (including the Original Offer Document and the Revised Offer Document) in connection with the Revised Offer, if any.  ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE INCREASED OFFER.  Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

The Increased Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules.  Accordingly, the Increased Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law.  In addition, the Original Offer Document, the Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

Elan is incorporated under the laws of Ireland.  Some of the directors of Elan are resident in countries other than the United States.  As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.  It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws.  In addition, US holders of Elan Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document and to be described in the Revised Offer Document), the federal securities laws of the United States may not be applicable.

Additional Information

Any response in relation to the Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Revised Offer Document, the Revised Acceptance Documents or any other document by which the Increased Offer is made.

Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this letter, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this letter relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information). To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this letter for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this letter, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this letter relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information). To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this letter for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Echo Pharma Acquisition Ltd. c/p RP Management LLC
110 E 59 Street, 33rd floor
New York, NY 10022
T: 212-883-0200 – F: 212-883-2260 F
www.royaltypharma.com
Registered Office: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
Registered in Ireland No: 525315
Directors: P Legorreta, S Gray and G Lloyd

Echo Pharma Acquisition Ltd

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this letter and the Revised Offer Document and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Increased Offer or any other matters referred to in this letter.

BofA Merrill Lynch, together with its affiliate Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this letter and the Revised Offer Document and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Increased Offer or any other matters referred to in this letter.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this letter and the Revised Offer Docuemnt and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Increased Offer or any other matters referred to in this letter.

Forward-looking Statements

This letter may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Increased Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include (but are not limited to) statements about expected benefits and risks associated with the Increased Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma following the Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this letter may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Echo Pharma Acquisition Ltd. c/p RP Management LLC
110 E 59 Street, 33rd floor
New York, NY 10022
T: 212-883-0200 – F: 212-883-2260 F
www.royaltypharma.com
Registered Office: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
Registered in Ireland No: 525315
Directors: P Legorreta, S Gray and G Lloyd

Echo Pharma Acquisition Ltd

Rule 8 - Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Increased Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the ”business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this letter constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this letter constitutes an asset valuation.

Echo Pharma Acquisition Ltd. c/p RP Management LLC
110 E 59 Street, 33rd floor
New York, NY 10022
T: 212-883-0200 – F: 212-883-2260 F
www.royaltypharma.com
Registered Office: 70 Sir John Rogerson’s Quay, Dublin 2, Ireland
Registered in Ireland No: 525315
Directors: P Legorreta, S Gray and G Lloyd